EXHIBIT 10.9 Payment and Release Agreement with B. L. Rakes


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                          PAYMENT AND RELEASE AGREEMENT
                         for benefits payable under the
                    DEFERRED COMPENSATION BENEFITS AGREEMENT
                           for B.L. Rakes, as amended

         This Payment and Release Agreement (the "Agreement") is entered into this 21st day of April, 1999, by and between Southwest Virginia Savings Bank, FSB (the "Bank") and B.L. Rakes (the "Executive").

         WHEREAS, the Executive is a participant in the Deferred Compensation Benefits Agreement for B.L. Rakes, as amended (the "SERP"), and has accrued benefits under the SERP; and

         WHEREAS, the Bank has, coincident with the execution of this Agreement, irrevocably assigned the life insurance contract between the Bank and New York Life Ins. Co. ("Insurance Company") on the life of the Executive (the "Contract") to the Executive, with such assignment to be effective as of January 1, 2000 (the "Payment") , in full settlement of all sums due and payable under the SERP (which Payment is approximately equal to the present value of the payments expected to be made to the Executive under the SERP) and in consideration of the covenants and terms contained in this Agreement as set forth herein and of the mutual benefits accruing to the Bank and the Executive.

         NOW, THEREFORE, in consideration of the covenants and terms contained in this Agreement as set forth herein and of the mutual benefits accruing to the Bank and the Executive by the terms of this Agreement, the Bank and the Executive agree as follows:

1. Release of Claims. Upon the acceptance of and in exchange for the Payment made hereunder by the Bank, the Executive hereby agrees that he, or any person acting by, through or on behalf of the Executive, releases the Bank and any future successor and all employees and agents of such entities, from any and all rights and claims the Executive has under the SERP against the Bank and any other corporation, entity or person, and the Executive agrees that he will not institute any action or actions, cause or causes of action (in law or in equity), suits, debts, liens, claims, demands (known or unknown) in state or federal court, or with any state, federal, or local governmental agency arising from or attributable to settlement of claims under the SERP, or otherwise under any employment practice of the Bank, its agents and all persons acting by, through, under or in concert with the Bank. Nothing under this Agreement shall be construed as limiting or waiving the rights of the Executive under the Financial Institutions Retirement Fund Pension Plan maintained by the Bank.




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2.  Transfer and  Assignment.  Effective as of January 1, 2000,  the Bank hereby irrevocably transfers and assigns all of its rights and interest in the Contract to the Executive, including, but not limited to, the proceeds of the Contract otherwise payable to the Bank upon the death of the Executive and any cash value of the Contract as it exists as of January 1, 2000.

3. Payment of Premiums. The Bank shall continue to pay the premiums on the Contract for the period June 30, 1999 through December 31, 1999, as such premiums shall be due under the Contract.

4. Cash Payment. As of the date of transfer of the Contract to the Executive, on January 1, 2000, the Bank shall pay to the Executive a cash payment equal to the estimated tax savings of the Bank related to the tax deduction to be taken by the Bank related to the transfer of the Contract to the Executive.

5. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to Roanoke, Virginia and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.

6. Complete Agreement. This Agreement, and any attachments or exhibits appended hereto, shall represent the complete Agreement between the Bank and the Executive concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless made in writing and signed by both the Executive and the Bank or any successor.

7. Severability. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render nonenforceable any other section contained herein. If any section or provision in a section is found invalid or unenforceable it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce its nearest enforceable economic equivalent.

8. Applicable Law. It is the intention of the parties hereto that all questions and interpretations with respect to the construction and performance of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the Commonwealth of Virginia with respect to any matter arising out of this Agreement or pursuant thereto.

9. Further Assurances. The Bank and the Executive shall take all other actions deemed necessary or appropriate to implement this Agreement, including, but not limited to execution of any documents required by the Insurance Company in order to effectuate the assignment of the Contract.